EXHIBIT 99.1

Northern Power Systems Corp. Announces Disposition of Its US Service Business and Board Resignation

BARRE, Vt., April 30, 2019 (GLOBE NEWSWIRE) -- On April 30, 2019, Northern Power Systems Corp (“Northern” or the “Company”) through its wholly owned subsidiary, Northern Power Systems, Inc. (“NPS”), executed an Asset Purchase Agreement with Erie Renewables, Inc. (“Erie”) pursuant to which Erie acquired the assets relating to NPS’s US Service Business.  At closing, (i) Erie hired two (2) NPS employees and (ii) NPS received proceeds of approximately $230,000, subject to transactional off-sets of $123,709.35. In connection with this transaction, NPS made a payment to Comerica of $106,290.65 leaving an aggregate amount of $193,709.35 due and payable to Comerica by NPS under that certain Amended and Restated Loan and Security Agreement by and between NPS and Comerica dated December 31, 2013 and as amended (“Loan”).  The Company is a guarantor of NPS’s obligations under the Loan.

In addition, on April 25, 2019, Richard Hokin, a member of the Board of Directors (the “Board”) of the Company provided the Board with a notice of his resignation from the Board, effective immediately. Following Mr. Hokin’s resignation, the Company has a Board of Directors consisting of one person.

On February 7, 2019, NPS entered into the Second Amended and Restated Forbearance Agreement by and between Comerica Bank and NPS, Inc. (the “Amended Forbearance Agreement”). On May 29, 2018, Comerica informed NPS that NPS was not currently in compliance with two covenants (collectively, the “Covenants”) under that certain Loan. Ultimately, Comerica and NPS entered into (i) a Forbearance Agreement dated August 2, 2018 which the Company previously disclosed on a Form 8-K dated August 2, 2018 and an Amended and Restated Forbearance Agreement dated November 30, 2018 which the Company previously disclosed on a Form 8-K dated December 4, 2018 (the “Forbearance Agreement). The Amended Forbearance Agreement amends and restates the Forbearance Agreement. As of April 1, 2019, NPS is in breach of its obligations under the Amended Forbearance Agreement and Comerica may immediately call the Loan. Further, Comerica has demanded NPS pay-off the Loan in its entirety as of April 30, 2019.  NPS will be unable to fully discharge its obligations to Comerica under the Loan by April 30, 2019. However, in connection with the disposition of NPS’s US Service Business described in above, NPS did make a payment to Comerica of $106,290.65 leaving an aggregate amount of $193,709.35 due and payable to Comerica by NPS under the Loan.

Continued and prolonged cash constraints, the on-going breach of the Amended Forbearance Agreement with Comerica, the current lack of accessible commercial loans or other financing, and the continued delay in the implementation of a new Feed in Tariff in Italy with respect to distributed wind have significantly strained the Company operationally, commercially and financially. Further, the Company continues to explore all strategic alternatives and transactions for Company, including the sale of the business or some or all of its assets and business lines including its distributed wind and Italian service business segments.

It is uncertain if the Company’s efforts (i) to address its cash constraints and its legal difficulties with Comerica and/or (ii) to effect one or more strategic transactions will be successful. Even if the Company is successful in identifying and completing a strategic transaction, the likelihood of any economic return to the equity owners of the Company at this point is remote.

About Northern Power Systems Corp.
Northern Power Systems designs, manufactures, sells and services distributed wind turbines. With approximately 21 million run-time hours across its global fleet, Northern Power wind turbines provide customers with clean, cost-effective, reliable renewable energy. NPS turbines utilize patented permanent magnet direct drive (PMDD) technology, which uses fewer moving parts, delivers higher energy capture, and provides increased reliability thanks to reduced maintenance and downtime.

Northern Power has been a technology innovator for over 40 years and serves clients around the globe from its US headquarters and European offices. To learn more, visit www.northernpower.com.

Notice regarding forward-looking statements:
This release includes forward-looking statements regarding Northern Power Systems and its business, which may include, but is not limited to, product and financial performance, regulatory developments, supplier performance, anticipated opportunity and trends for growth in our customer base and our overall business, our market opportunity, expansion into new markets, and execution of the company’s growth strategy. Often, but not always, forward-looking statements can be identified by the use of words such as “plans”, “is expected”, “expects”, “scheduled”, “intends”, “contemplates”, “anticipates”, “believes”, “proposes” or variations (including negative variations) of such words and phrases, or state that certain actions, events or results “may”, “could”, “would”, “might” or “will” be taken, occur or be achieved. Such statements are based on the current expectations of the management of Northern Power Systems. The forward-looking events and circumstances discussed in this release may not occur by certain specified dates or at all and could differ materially as a result of known and unknown risk factors and uncertainties affecting the company, including risks regarding the wind power industry; production, performance and acceptance of the company’s products; our sales cycle; our ability to convert backlog into revenue; performance by the company’s suppliers; our ability to maintain successful relationships with our partners and to enter into new partner relationships; our performance internationally; currency fluctuations; economic factors; competition; the equity markets generally; and the other risks detailed in Northern Power Systems’ risk factors discussed in filings with the U.S. Securities and Exchange Commission (the “SEC”), including but not limited to Northern Power Systems’ Annual Report on Form 10-K filed on April 2, 2018, as well as other documents that may be filed by Northern Power Systems from time to time with the SEC. Although Northern Power Systems has attempted to identify important factors that could cause actual actions, events or results to differ materially from those described in forward-looking statements, there may be other factors that cause actions, events or results to differ from those anticipated, estimated or intended. No forward-looking statement can be guaranteed. Except as required by applicable securities laws, forward-looking statements speak only as of the date on which they are made and Northern Power Systems undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, or otherwise.

CONTACT INFORMATION
Northern Power Systems Corp.
William St. Lawrence, Interim Co-CEO
ir@northernpower.com
www.northernpower.com

The securities described herein have not been, and will not be, registered under the United States Securities Act of 1933, as amended (the “U.S. Securities Act”) or any state securities laws and accordingly may not be offered or sold within the United States or to “U.S. persons”, as such term is defined in Regulation S promulgated under the U.S. Securities Act (“U.S. Persons”), except in compliance with the registration requirements of the U.S. Securities Act and applicable state securities requirements or pursuant to exemptions therefrom. This news release does not constitute an offer to sell or a solicitation of an offer to buy any of the Company’s securities to, or for the account of benefit of, persons in the United States or U.S. Persons.